As filed with the Securities and Exchange Commission on October 9, 2019

Registration No. 333-133567

Registration No. 333-160380

Registration No. 333-189750

Registration No. 333-216910

Registration No. 333-216911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-133567

Post-Effective Amendment No. 2 To Form S-8 Registration Statement No. 333-160380

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-189750

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-216910

Post-Effective Amendment No. 1 To Form S-8 Registration Statement No. 333-216911

UNDER THE SECURITIES ACT OF 1933

CASTLE BRANDS INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	41-2103550
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

122 East 42nd Street, Suite 5000, New York, New York	10168
(Address of Principal Executive Offices)	(Zip Code)

Castle Brands Inc. 2003 Stock Incentive Plan, as amended

Castle Brands Inc. 2013 Incentive Compensation Plan, as amended

Castle Brands Inc. 2017 Employee Stock Purchase Plan

(Full Title of the Plan)

Alfred J. Small

Senior Vice President, Chief Financial Officer, Secretary and Treasurer

122 East 42nd Street, Suite 5000

New York, New York 10168

(Name and Address of Agent For Service)

(646) 356-0200

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Brian L. Heller, Esq.	Bradley D. Houser, Esq.
General Counsel	Shane N. Segarra. Esq.
4400 Biscayne Blvd., 12th Floor	Holland & Knight LLP
Miami, Florida 33137	701 Brickell Avenue, Suite 3300
(305) 572-4100	Miami, Florida 33131 (305)-374-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES:

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Castle Brands Inc., a Florida corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-133567, filed on April 26, 2006, registering 1,006,500 Shares issuable pursuant to the exercise of options under the 2003 Stock Incentive Plan and (ii) 981,500 Shares issuable under the 2003 Stock Incentive Plan;

•                  Registration Statement No. 333-160380, filed on July 1, 2009, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-160380, filed on March 10, 2010, registering (i) 2,134,547 Shares issuable pursuant to the exercise of options under the 2003 Stock Incentive Plan, as amended, and (ii) 7,865,453 Shares issuable under the 2003 Stock Incentive Plan, as amended;

•                  Registration Statement No. 333-189750, filed on July 1, 2013, registering 10,000,000 Shares issuable under the 2013 Incentive Compensation Plan;

•                  Registration Statement No. 333-216910, filed on March 23, 2017, registering 3,000,000 Shares issuable under the 2017 Employee Stock Purchase Plan; and

•                  Registration Statement No. 333-216911, filed on March 23, 2017, registering an additional 10,000,000 Shares issuable under the 2013 Incentive Compensation Plan, as amended.

On October 9, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of August 28, 2019 (the “Merger Agreement”), among the Registrant, Austin, Nichols & Co., Inc., a Delaware corporation (“Parent”), and Rook Merger Sub, Inc., a Florida corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly-owned direct subsidiary of Parent.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date of these Post-Effective Amendments to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 29 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 8, 2019.

CASTLE BRANDS INC.

By:	/s/ Alfred J. Small
Name: Alfred J. Small
Title: Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Lampen	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2019
Richard J. Lampen

/s/ Alfred J. Small	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 8, 2019
Alfred J. Small

/s/ Mark Andrews	Director	October 8, 2019
Mark Andrews

/s/ John F. Beaudette	Director	October 9, 2019
John F. Beaudette

/s/ Henry C. Beinstein	Director	October 8, 2019
Henry C. Beinstein

/s/ Phillip Frost, M.D.	Director	October 8, 2019
Phillip Frost, M.D.

/s/ Dr. Richard M. Krasno	Director	October 8, 2019
Dr. Richard M. Krasno

/s/ Steven D. Rubin	Director	October 9, 2019
Steven D. Rubin

/s/ Mark Zeitchick	Director	October 8, 2019
Mark Zeitchick